Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185968 on Form S-8 of our report dated February 28, 2013 relating to the combined and consolidated financial statements of PBF Energy Inc. and subsidiaries (combined and consolidated with PBF Energy Company LLC and subsidiaries) as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, appearing in this Annual Report on Form 10-K of PBF Energy Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

February 28, 2013